Exhibit 99.1

Investor Relations
(336) 615-8065
investorrelations@thefreshmarket.com

NEWS RELEASE
FOR IMMEDIATE RELEASE

The Fresh Market Announces Resignation of Senior Vice President

GREENSBORO, N.C., Mar 11, 2013 (GLOBE NEWSWIRE) -- The Fresh Market, Inc. (Nasdaq: TFM), a high growth specialty retailer of high quality food products, today announced the resignation of Randy Kelley as Senior Vice President, Real Estate and Development who will leave the company to pursue a new business opportunity. Mr. Kelley will remain with the Company through early spring.

“Randy has been a valuable member of our team and instrumental in building an outstanding group of real estate and development professionals. We are proud of the strong real estate strategy and disciplined processes he has instilled at The Fresh Market, which brought record store openings last year and allows us to enter fiscal 2013 with a full pipeline. The Company will be well-served by the structure that Randy put in place, and we wish him the best as he starts his new real estate venture,” commented Craig Carlock, President and Chief Executive Officer.

“My nine years with The Fresh Market have been personally rewarding,” commented Mr. Kelley. “I feel fortunate to have contributed to the strong growth trajectory of the Company, while still preserving the values and special culture on which the Company was founded. I look forward to my new venture, and will reflect fondly on the great team of professionals with whom I have worked and their dedication to growing and building a leading real estate franchise.”

As The Fresh Market considers Mr. Kelley’s replacement, Rob Koch, the Company's Senior Director of Real Estate, will oversee real estate activities, and Steve Showalter, the Company’s Vice President of Construction, will oversee development activities.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As ofMarch 11, 2013, the Company operates 130 stores in 25 states, located in the Southeast, Midwest, Mid-Atlantic, Northeast, and West.  For more information, please visit www.thefreshmarket.com.